Exhibit 99.1

February 24, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND YEAR END 2010 RESULTS

•	Financial results in line with 2010 DCF forecast

•	Expanded business diversity and fee-based revenues through NGL storage acquisition

•	Completed previously announced acquisition of 33 percent of DCP Southeast Texas joint venture

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2010.

FOURTH QUARTER AND YEAR END SUMMARY RESULTS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited) (Millions, except per unit amounts)
Net income (loss) attributable to partners	$0.3	$(8.0)	$48.0	$(19.1)
Net (loss) income per limited partner unit	$(0.12)	$(0.35)	$0.86	$(0.99)
Adjusted EBITDA(1)	$39.0	$43.4	$143.2	$146.2
Adjusted net income attributable to partners(1)	$15.9	$22.1	$52.0	$64.7
Adjusted net income per limited partner unit(1)	$0.28	$0.56	$0.97	$1.67
Distributable cash flow(1)	$27.9	$35.7	$108.5	$107.5

(1)

Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

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2010 AND RECENT HIGHLIGHTS

In addition to achieving our distributable cash flow forecast, we successfully delivered on the key elements of our business plan.

•	In 2010 we resumed distribution growth with a 3% increase in our quarterly distribution rate over the rate paid in the fourth quarter of 2009.

•	We continued executing our multi-faceted growth strategy through the capture of $400 million of quality growth opportunities.

•

Third party acquisitions of over $200 million in total including the Wattenberg NGL pipeline, the Chesapeake wholesale propane terminal (“Atlantic Energy”), the additional interest in our Black Lake NGL pipeline, and the Marysville NGL storage facility

•	Organic growth through the Wattenberg NGL pipeline expansion project

•	Acquired a 33% interest in the Southeast Texas joint venture from our general partner, DCP Midstream, for $150 million

•	Through the growth opportunities executed, we increased our business diversity as well as our fee-based margins.

•	We executed our post-acquisition integration efforts according to plan.

•	Our accomplishments related to our financial objectives position us well in terms of both liquidity and cost of capital to support our growth plans.

•	We received an investment grade rating of BBB-/Stable from Fitch Ratings, which complements our investment grade rating of BBB-/Stable from S&P.

•	We successfully executed our inaugural investment grade public debt offering through the issuance of $250 million of senior notes due 2015.

•	We raised $190 million in capital through the successful execution of two public equity offerings.

In summary, we believe that our solid results in 2010 continue to build on a proven track record of success.

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CEO PERSPECTIVE

“Financial results were in line with our 2010 forecast,” said Mark Borer, president and CEO of the Partnership. “We are pleased with our recent acquisition of the Marysville NGL storage facility, which continues to enhance the diversity of our asset portfolio while increasing our fee-based revenues. The completion of the acquisition of a one-third interest in the Southeast Texas joint venture from our general partner, DCP Midstream, complements our other sources of growth. We are optimistic about our growth outlook, including continued opportunities to partner with our sponsor to grow the overall DCP enterprise and create value for our shareholders.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended December 31, 2010 was $39.0 million as compared to $43.4 million for the three months ended December 31, 2009. Adjusted EBITDA for the twelve months ended December 31, 2010 was $143.2 million as compared to $146.2 million for the twelve months ended December 31, 2009.

On January 27, 2011, we announced a quarterly distribution of $0.6175 per limited partner unit. This represents an increase of 1.2 percent over the last quarterly distribution of $0.61 per limited partner unit. Our distributable cash flow of $27.9 million for the three months ended December 31, 2010 provided a 0.93 times distribution coverage ratio for the quarter. The distribution coverage ratio for the last four quarters was 1.01 times.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted EBITDA decreased from $39.4 million for the three months ended December 31, 2009 to $37.3 million for the three months ended December 31, 2010, reflecting reduced natural gas basis spreads and lower gas throughput volumes at certain of our natural gas assets, partially offset by our Michigan acquisition and our Piceance Basin asset.

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Adjusted segment EBITDA increased from $132.4 million for the year ended December 31, 2009, to $137.5 million for the year ended December 31, 2010, reflecting our Michigan acquisition, organic growth at our Piceance Basin asset and increased NGL production, partially offset by the impacts of near record cold weather in the first quarter, higher costs and downtime related to turnarounds, and lower gas throughput volumes and gas quality at certain of our natural gas assets. Results for 2009 include the impact of operational downtime at our Discovery, East Texas and Wyoming assets.

Wholesale Propane Logistics — Adjusted segment EBITDA decreased from $9.3 million for the three months ended December 31, 2009, to $8.7 million for the three months ended December 31, 2010, reflecting an extended planned outage related to the Providence terminal inspection, partially offset by our acquisition of Atlantic Energy.

Adjusted segment EBITDA decreased from $37.8 million for the year ended December 31, 2009, to $20.3 million for the year ended December 31, 2010. Results for 2009 reflect a late winter, increased spot sales opportunities driven by a favorable marketing environment and higher per unit margins, approximately $6.0 million of which was attributable to the sale of inventory that was written down at the end of the fourth quarter of 2008.

NGL Logistics — Adjusted segment EBITDA was $1.7 million for the three months ended December 31, 2010 as compared to $3.4 million for the three months ended December 31, 2009. Results for 2010 reflect increased throughput volumes associated with our Wattenberg and Black Lake acquisitions. Results for 2009 reflect increased volumes associated with an additional pipeline interconnect.

Adjusted segment EBITDA increased from $8.3 million for the year ended December 31, 2009, to $19.1 million for the year ended December 31, 2010, reflecting a $9.1 million non-cash step acquisition — equity interest re-measurement gain, higher per unit margins and increased throughput volumes resulting from our Wattenberg and Black Lake acquisitions.

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CORPORATE AND OTHER

Increased depreciation and amortization expense for the three and twelve months ended December 31, 2010 reflects the Michigan, Wattenberg, Black Lake and Chesapeake wholesale propane terminal acquisitions as well as organic capital spending. General and administrative expense for the three and twelve months ended December 31, 2010 includes transaction costs related to acquisitions. Interest expense for the three and twelve months ended December 31, 2010 includes $1.3 million of early interest rate swap termination costs associated with our September 30, 2010 debt offering.

CAPITALIZATION

At December 31, 2010, we had $648 million of total debt outstanding, which was comprised of $250 million of senior notes due 2015 and $398 million outstanding under our revolver. Total unused revolver capacity was $420 million. Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2010, was approximately 3.9 times. Our effective interest rate on our overall debt position, as of December 31, 2010, was 4.4 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the

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accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and twelve months ended December 31, 2010 commodity derivative activity and total revenues included non-cash losses of $17.0 million and $5.4 million, respectively. Net hedge cash settlements for the three months ended December 31, 2010 were payments of $3.7 million, which was comprised of payments of $4.0 million in monthly settlements, partially offset by receipts of $0.3 million associated with rebalancing our portfolio. For the twelve months ended December 31, 2010, net hedge cash settlements were payments of $3.6 million, which was comprised of payments of $9.8 million in monthly settlements, partially offset by receipts of $6.2 million associated with rebalancing our portfolio. This compares to a non-cash loss of $29.9 million and $83.4 million for the three and twelve months ended December 31, 2009, respectively. Net hedge cash settlements for the three months ended December 31, 2009 were payments of $0.7 million. For the twelve months ended December 31, 2009, net hedge cash settlements were receipts of $16.6 million, which was comprised of receipts of $11.8 million in monthly settlements and receipts of $4.8 million associated with rebalancing our portfolio. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

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EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter and year end results on Friday, February 25, 2011, at 9 a.m. ET. The dial-in number for the call is 877-317-6789 in the United States or 412-317-6789 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on March 7, 2011, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 448429. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

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We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interest net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less interest income and non-cash commodity derivative gains for that segment, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

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Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and

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in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

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ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$336.6	$304.1	$1,162.7	$913.0
Transportation, processing and other	32.3	26.5	115.3	95.2
Losses from commodity derivative activity, net	(20.5)	(30.3)	(8.5)	(65.8)

Total operating revenues	348.4	300.3	1,269.5	942.4
Purchases of natural gas, propane and NGLs	(293.9)	(259.7)	(1,032.6)	(776.2)
Operating and maintenance expense	(21.0)	(17.4)	(79.8)	(69.7)
Depreciation and amortization expense	(18.0)	(17.6)	(73.7)	(64.9)
General and administrative expense	(8.7)	(8.7)	(33.7)	(32.3)
Step acquisition — equity interest re-measurement gain	—	—	9.1	—
Other income	—	—	4.0	—

Total operating costs and expenses	(341.6)	(303.4)	(1,206.7)	(943.1)

Operating income (loss)	6.8	(3.1)	62.8	(0.7)
Interest expense, net	(7.1)	(6.9)	(29.1)	(28.0)
Earnings from unconsolidated affiliates	5.2	7.5	23.8	18.5
Income tax benefit (expense)	0.2	(0.5)	(0.3)	(0.6)
Net income attributable to noncontrolling interests	(4.8)	(5.0)	(9.2)	(8.3)

Net income (loss) attributable to partners	$0.3	$(8.0)	$48.0	$(19.1)
Net loss attributable to predecessor operations	—	—	—	1.0
General partner unitholders’ interest in net income or net loss	(4.8)	(3.4)	(16.9)	(12.7)

Net (loss) income allocable to limited partners	$(4.5)	$(11.4)	$31.1	$(30.8)

Net (loss) income per limited partner unit—basic and diluted	$(0.12)	$(0.35)	$0.86	$(0.99)

Weighted-average limited partner units outstanding—basic and diluted	39.0	32.9	36.1	31.2

	December 31, 2010	December 31, 2009
	(Millions)
Cash and cash equivalents	$6.7	$2.1
Other current assets	226.4	195.6
Restricted investments (a)	—	10.0
Property, plant and equipment, net	1,169.1	1,000.1
Other long-term assets	298.4	273.7

Total assets	$1,700.6	$1,481.5

Current liabilities	$211.2	$191.1
Long-term debt (a)	647.8	613.0
Other long-term liabilities	103.4	72.0
Partners’ equity	518.1	377.7
Noncontrolling interests	220.1	227.7

Total liabilities and equity	$1,700.6	$1,481.5

(a)	Long-term debt includes $0 and $10 million outstanding on the term loan portion of our credit facility as of December 31, 2010 and December 31, 2009, respectively. These amounts are fully secured by restricted investments.

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$0.3	$(8.0)	$48.0	$(19.1)
Interest expense, net	7.1	6.9	29.1	28.0
Depreciation, amortization and income tax expense, net of noncontrolling interest	14.6	14.6	60.7	53.9
Non-cash commodity derivative mark-to-market	17.0	29.9	5.4	83.4

Adjusted EBITDA	39.0	43.4	143.2	146.2
Interest expense, net	(7.1)	(6.9)	(29.1)	(28.0)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(14.6)	(14.6)	(60.7)	(53.9)
Non-cash interest rate derivative mark-to-market	(1.4)	0.2	(1.4)	0.4

Adjusted net income attributable to partners	15.9	22.1	52.0	64.7
Maintenance capital expenditures, net of reimbursable projects	(1.5)	(2.7)	(5.6)	(12.6)
Distributions from unconsolidated affiliates, net of earnings	0.9	2.2	6.2	1.7
Depreciation and amortization, net of noncontrolling interest	14.8	14.1	60.5	53.4
Step acquisition — equity interest re-measurement gain	—	—	(9.1)	—
Proceeds from asset sales and assets held for sale, net of noncontrolling interest	0.1	—	6.3	0.3
Impact of minimum volume receipt for throughput commitment	(2.3)	—	(0.8)	—
Other	—	—	(1.0)	—

Distributable cash flow	$27.9	$35.7	$108.5	$107.5

Adjusted net income attributable to partners	$15.9	$22.1	$52.0	$64.7
Net loss attributable to predecessor operations	—	—	—	1.0
General partner interest in adjusted net income	(4.9)	(3.7)	(16.9)	(13.7)

Adjusted net income allocable to limited partners	$11.0	$18.4	$35.1	$52.0

Adjusted net income per unit	$0.28	$0.56	$0.97	$1.67

Net cash provided by operating activities	$10.4	$12.8	$140.8	$107.9
Interest expense, net	7.1	6.9	29.1	28.0
Distributions from unconsolidated affiliates, net of earnings	(0.9)	(2.2)	(6.2)	(1.7)
Net changes in operating assets and liabilities	13.8	4.0	(12.8)	(52.5)
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(8.0)	(8.5)	(22.5)	(19.9)
Non-cash commodity derivative mark-to-market	17.0	29.9	5.4	83.4
Step acquisition — equity interest re-measurement gain	—	—	9.1	—
Other, net	(0.4)	0.5	0.3	1.0

Adjusted EBITDA	39.0	43.4	143.2	146.2
Interest expense, net	(7.1)	(6.9)	(29.1)	(28.0)
Maintenance capital expenditures, net of reimbursable projects	(1.5)	(2.7)	(5.6)	(12.6)
Distributions from unconsolidated affiliates, net of earnings	0.9	2.2	6.2	1.7
Step acquisition — equity interest re-measurement gain	—	—	(9.1)	—
Proceeds from asset sales and assets held for sale, net of noncontrolling interest	0.1	—	6.3	—
Non-cash interest rate derivative mark-to-market	(1.4)	—	(1.4)	—
Impact of minimum volume receipt for throughput commitment	(2.3)	—	(0.8)	—
Other	0.2	(0.3)	(1.2)	0.2

Distributable cash flow	$27.9	$35.7	$108.5	$107.5

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$27.9	$35.7	$108.5	$107.5
Distributions declared	$30.0	$24.6	$107.3	$89.8

Distribution coverage ratio	0.93x	1.45x	1.01x	1.20x

Distributable cash flow	$27.9	$35.7	$108.5	$107.5
Distributions paid	$27.4	$22.6	$101.9	$85.3

Distribution coverage ratio — paid	1.02x	1.58x	1.07x	1.26x

Segment Financial Results and Operating Data:
Natural Gas Services Segment:
Financial results:
Segment net income (loss) attributable to partners	$6.4	$(3.9)	$77.3	$(2.1)
Non-cash commodity derivative mark-to-market	17.1	30.0	4.4	84.2
Depreciation and amortization expense	17.0	16.8	69.1	61.9
Noncontrolling interest on depreciation and income tax	(3.2)	(3.5)	(13.3)	(11.6)

Adjusted segment EBITDA	$37.3	$39.4	$137.5	$132.4

Operating and financial data:
Natural gas throughput (MMcf/d)	1,180	1,083	1,168	1,072
NGL gross production (Bbls/d)	34,482	33,578	33,521	28,831
Operating and maintenance expense	$15.3	$14.4	$63.5	$58.2
Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$8.5	$9.0	$17.4	$37.2
Non-cash commodity derivative mark-to-market	(0.1)	(0.1)	1.0	(0.8)
Depreciation and amortization expense	0.3	0.4	1.9	1.4

Adjusted segment EBITDA	$8.7	$9.3	$20.3	$37.8

Operating and financial data:
Propane sales volume (Bbls/d)	28,902	25,673	22,350	22,278
Operating and maintenance expense	$4.3	$2.7	$12.6	$10.3
NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$1.0	$3.1	$16.5	$6.9
Depreciation and amortization expense	0.7	0.3	2.6	1.4

Adjusted segment EBITDA	$1.7	$3.4	$19.1	$8.3

Operating and financial data:
NGL pipelines throughput (Bbls/d)	36,113	37,403	38,282	30,160
Operating and maintenance expense	$1.4	$0.3	$3.7	$1.2

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q110	Q210	Q310	Q410	Year Ended December 31, 2010
	(Millions, except as indicated)
Net income (loss) attributable to partners	$25.8	$26.0	$(4.1)	$0.3	$48.0
Maintenance capital expenditures, net of reimbursable projects	(3.0)	(0.9)	(0.2)	(1.5)	(5.6)
Depreciation and amortization expense, net of noncontrolling interests	14.6	15.2	15.9	14.8	60.5
Non-cash commodity derivative mark-to-market	(7.8)	(22.3)	18.5	17.0	5.4
Distributions from unconsolidated affiliates, net of losses and earnings	1.9	3.6	(0.2)	0.9	6.2
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	0.2	3.3	2.7	0.1	6.3
Step acquisition – equity interest re-measurement gain	—	—	(9.1)	—	(9.1)
Impact of minimum volume receipt for throughput commitment	—	0.7	0.8	(2.3)	(0.8)
Non-cash interest rate derivative mark-to-market	—	(0.2)	0.2	(1.4)	(1.4)
Other	—	(0.5)	(0.5)	—	(1.0)

Distributable cash flow	$31.7	$24.9	$24.0	$27.9	$108.5

Distributions declared	$24.6	$25.3	$27.4	$30.0	$107.3

Distribution coverage ratio	1.29x	0.99x	0.88x	0.93x	1.01x

Distributable cash flow	$31.7	$24.9	$24.0	$27.9	$108.5

Distributions paid	$24.6	$24.6	$25.3	$27.4	$101.9

Distribution coverage ratio — paid	1.29x	1.01x	0.95x	1.02x	1.07x

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